CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 16 to the Registration Statement No. 333-132200 on Form N-6 (“Registration Statement”) of Separate Account FP of AXA Equitable Life Insurance Company, of our report dated April 17, 2017, relating to the financial statements of each of the Variable Investment Options of Separate Account FP of AXA Equitable Life Insurance Company, and of our report dated March 24, 2017 relating to the consolidated financial statements of AXA Equitable Life Insurance Company, each of which appears in such Registration Statement. We also consent to the reference to us under the heading “Custodian and Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 21, 2017